EXHIBIT 99.1

PRESSRELEASE

                                                            www.caldive.com

Cal Dive International, Inc.  ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX 77060-3500  ·  281-618-0400  ·  fax: 281-618-0505

For Immediate Release	05-006

	Contact:	Wade Pursell
Date: March 22, 2005	Title:	Chief Financial Officer

Cal Dive International, Inc. Announces Proposed Offering of Convertible Senior Notes

HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) announced today its intention to offer, subject to market and other conditions, approximately $240 million principal amount of Convertible Senior Notes due 2025 in a private, unregistered offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Upon conversion, Cal Dive will deliver cash or a combination of cash and shares of its common stock. Cal Dive expects to grant to the initial purchasers an option to purchase additional notes. Cal Dive intends to use the net proceeds of the offering for general corporate purposes including: a contribution to its 50/50 joint venture Deepwater Gateway L.L.C. relating to early retirement of debt, identifiable capital expenditures and potential acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.